Exhibit 99.1

American States Water Company Announces Earnings for the Third Quarter of 2014

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 5, 2014--American States Water Company (NYSE:AWR) today reported net income of $21.2 million, or basic and fully diluted earnings per share of $0.54 for the quarter ended September 30, 2014, as compared to net income of $20.8 million, or basic and fully diluted earnings per share of $0.54 and $0.53, respectively, for the quarter ended September 30, 2013.

Third Quarter 2014 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	9/30/2014	9/30/2013	CHANGE
Water	$0.40	$0.42	$(0.02)
Electric	0.01	0.01	—
Contracted services	0.12	0.06	0.06
AWR (parent)	0.01	0.04	(0.03)
Consolidated diluted earnings per share, as reported	$0.54	$0.53	$0.01

Water

For the three months ended September 30, 2014, diluted earnings from the water segment decreased by $0.02 to $0.40 per share as compared to the same period in 2013. Impacting the comparability of the two periods were the following items:

  An increase in the water gross margin (excluding surcharges) of approximately $1.6 million, or $0.02 per share, resulting from second-year rate increases approved by the California Public Utilities Commission ("CPUC").
  An increase in operating expenses (excluding supply costs and surcharges) of approximately $1.4 million, or $0.02 per share, primarily due to increases in legal and outside services costs and depreciation expense. These increases were partially offset by lower planned maintenance expense.
  An increase in the effective income tax rate, decreasing water earnings by $0.02 per share. The change in the tax rate is primarily due to changes between book and taxable income from items that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended September 30, 2014 and 2013, diluted earnings from the electric segment were $0.01 per share. In February 2012, Golden State Water Company (“GSWC”) filed its electric general rate case for rates in years 2013 through 2016. In May 2014, GSWC along with all of the parties involved in this rate case filed a settlement agreement with the CPUC for the revenue requirement. In September 2014, the CPUC issued a proposed decision on the rate case, adopting the settlement agreement. A final decision from the CPUC is expected in the fourth quarter of 2014. Pending a final decision on this general rate case, electric revenues have been recorded using 2012 adopted levels authorized by the CPUC. If approved, the proposed decision will not materially impact 2014 earnings.

Contracted Services

For the three months ended September 30, 2014, diluted earnings from contracted services increased by $0.06 per share as compared to the same period in 2013. The increase was due to: (i) the recording of retroactive revenues of $0.04 per share based on the resolution of price redeterminations during the third quarter of 2014 for the military subsidiaries serving Andrews Air Force Base, Fort Bragg and Fort Jackson, and (ii) an increase in construction activity at these same bases, which added approximately $0.02 per share as compared to the same period in 2013.

AWR (parent)

Diluted earnings from AWR (parent) decreased $0.03 per share as compared to the same period in 2013 due primarily to a cumulative tax benefit recorded during the third quarter of 2013 for deductions taken related to an employee benefit program, with no similar cumulative benefit recorded in 2014.

Year-to-Date 2014 Results

Basic and fully diluted earnings per share were $1.22 for the year-to-date (“YTD”) September 30, 2014 compared to basic and fully diluted earnings per share of $1.31 per share for the YTD September 30, 2013. The table below sets forth a comparison of the YTD diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2014	9/30/2013	CHANGE
Water	$0.94	$1.00	$(0.06)
Electric	0.06	0.06	—
Contracted services	0.20	0.20	—
AWR (parent)	0.02	0.05	(0.03)
Consolidated diluted earnings per share, as reported	$1.22	$1.31	$(0.09)

Reconciliation of changes in YTD EPS from 2013 to 2014:	Increase/ (Decrease)
Water Segment:
Recovery of previously incurred costs in 2013 (did not recur in 2014)	$(0.05)

Water gross margin contribution due to rate increases (excluding surcharges*)	0.04

Higher depreciation expense	(0.03)

Higher other operating expenses (excluding surcharges*)	(0.03)

Lower planned maintenance expense	0.02

Higher effective income tax rate due to flow-through adjustments	(0.01)

Contracted Services Segment:
Lower capital upgrade work in 2014 as several large construction projects were completed or nearing completion in 2013
(0.05)
Retroactive revenues based on resolution of price redeterminations at Fort Bragg, Fort Jackson and Andrews Air Force Base
0.04

Lower operating expenses	0.01

AWR (parent):
Cumulative tax benefit recorded during the third quarter of 2013 for deductions taken related to an employee benefit program (similar amount did not recur in 2014)
(0.03)

YTD 2014 EPS decrease	$(0.09)

* Surcharges billed to customers for previously incurred costs are recorded as revenues with a corresponding increase in operating expenses. These surcharges have no impact to net earnings and therefore, are excluded in the table above.

Regulatory Matters

In July 2014, GSWC filed a general rate case for all of its water regions and the general office. The application will determine rates for the years 2016, 2017 and 2018. GSWC’s requested capital budgets in the application average approximately $90 million for the three year period. The 2016 adopted water gross margin is expected to decrease by approximately $700,000 as compared to the currently adopted levels due, in part, to decreases in annual depreciation expenses resulting from an updated depreciation study.

Military Privatization

In September 2014, the U.S. government issued contract modifications to American States Utility Services, Inc. (“ASUS”), approving price redeterminations related to the operations at Fort Bragg, Fort Jackson and Andrews Air Force Base. As a result of these contract modifications, ASUS recorded approximately $2.6 million of retroactive revenues and pretax operating income during the three and nine months ended September 30, 2014. In addition, approximately $6 million related to renewal and replacement funds, was also recorded as “billings in excess of costs and estimated earnings on uncompleted contracts”, which will be recognized in construction revenues (along with the related construction costs) when the work is performed.

During the third quarter of 2014, the U.S. government also awarded ASUS approximately $27.0 million in new construction projects, the majority of which are expected to be completed during the next twelve months.

Dividends

On October 28, 2014, AWR's Board of Directors approved a fourth quarter dividend of $0.213 per share on the AWR Common Shares of the Company. Dividends on the Common Shares will be payable on December 1, 2014 to shareholders of record at the close of business on November 14, 2014.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin for various periods, which is computed by taking total water revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission.

Third Quarter 2014 Earnings Release Conference Call

The Company will host a conference call today, November 5, 2014 at 2:00 p.m. Eastern Time. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, November 5, 2014 at 5:00 p.m. Eastern Time and will run through Wednesday, November 12, 2014.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated Comparative Condensed Balance Sheets

	September 30,		December 31,
(in thousands)	2014		2013
	(Unaudited)
Assets
Utility Plant-Net	$995,443		$981,477
Goodwill	1,116		1,116
Other Property and Investments	17,509		15,806
Current Assets	186,555		191,617
Regulatory and Other Assets	125,492		120,167
Total Assets	$1,326,115		$1,310,183
Capitalization and Liabilities
Capitalization	821,119		818,483
Current Liabilities	120,593		100,906
Other Credits	384,403		390,794
Total Capitalization and Liabilities	$1,326,115		$1,310,183

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$96,700	$93,932	$253,689	$247,234
Electric	8,614	8,849	27,398	27,980
Contracted services	33,013	28,133	74,826	86,947
Total operating revenues	$138,327	$130,914	$355,913	$362,161
Operating Expenses
Water purchased	17,837	19,246	45,324	46,648
Power purchased for pumping	3,914	3,414	8,448	7,385
Groundwater production assessment	4,291	4,656	12,684	11,666
Power purchased for resale	2,383	3,386	7,070	9,894
Supply cost balancing accounts	3,179	(1,003)	3,891	(9)
Other operation	6,958	7,185	20,990	19,158
Administrative and general	20,178	20,083	59,769	56,103
Depreciation and amortization	10,549	9,753	31,604	29,337
Maintenance	4,390	4,666	12,206	13,513
Property and other taxes	4,359	4,108	12,649	12,004
ASUS construction	20,430	19,256	47,651	59,053
Net gain on sale of property	(36)	—	(36)	(12)
Total operating expenses	$98,432	$94,750	$262,250	$264,740

Operating income	$39,895	$36,164	$93,663	$97,421
Other Income and Expenses
Interest expense	(5,519)	(5,852)	(16,924)	(17,398)
Interest income	224	185	459	512
Other, net	47	247	443	673
Total other income and expenses	(5,248)	(5,420)	(16,022)	(16,213)

Income Before Income Tax Expense	$34,647	$30,744	$77,641	$81,208
Income tax expense	13,476	9,905	30,095	30,302
Net Income	$21,171	$20,839	$47,546	$50,906

Weighted average shares outstanding	38,704	38,696	38,744	38,613
Basic earnings per Common Share	$0.54	$0.54	$1.22	$1.31

Weighted average diluted shares	38,930	38,923	38,963	38,835
Fully diluted earnings per Common Share	$0.54	$0.53	$1.22	$1.31

Dividends Paid Per Common Share	$0.2130	$0.2025	$0.6180	$0.5575

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707